Exhibit 8.1

ELLENOFF GROSSMAN & SCHOLE LLP
ATTORNEYS AT LAW
150 E. 42nd STREET, 11th FLOOR
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300    FACSIMILE: (212) 370-7889
www.egsllp.com

____________________, 2008

China Growth Alliance Ltd.
Room 409, 4/F Aetna Tower
107 Zunyi Road
Shanghai, 200051, China

Re:    Registration Statement of China Growth Alliance Ltd.

Ladies and Gentlemen:

We have acted as United States counsel to China Growth Alliance Ltd., a Cayman Islands company (the “Company”) in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) of 7,000,000 units of the Company, excluding the underwriters over-allotment option (collectively the “Units”), with each Unit consisting of one subunit (collectively the “Subunits”, which are comprised of one ordinary share of the Company (the “Ordinary Shares”) and one Class A warrant of the Company) and one Class B warrant to purchase an Ordinary Share (such Class A warrants and Class B warrants, collectively the “Warrants”), pursuant to a Registration Statement on Form F-1 initial filed by the Company with the Commission on ________________, 2008 under (File No. 333-____________) (as amended, the “Registration Statement”).

This letter is being furnished to you at your request and in accordance with the requirements of Item 601(b)(8) of Regulation S-K promulgated under the Securities Act of 1933, as amended, (the “Securities Act”).

The confirmation set forth in this letter is subject to the following qualifications:

1. We have assumed without any inquiry or other investigation the accuracy on the date of this letter as well as on the date of the Registration Statement of each statement as to any factual matter made in the Registration Statement (including, but not limited to, in the Prospectus that is part of the Registration Statement). In rendering this opinion, we have assumed with your approval the genuineness of all signatures, the legal capacity of all natural persons, the legal authority of all entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us.

2. We do not address any law other than the United States Internal Revenue Code of 1986, as amended, regulations promulgated thereunder by the United States Department of the Treasury, published rulings and other published pronouncements of the United States Internal Revenue Service (the “IRS”) relating thereto and published decisions of United States federal courts relating thereto (collectively “United States Federal Tax Law”).

China Growth Alliance Ltd.
________________, 2008

3. We note that (a) United States Federal Tax Law is subject to change at any time possibly with retroactive effect, (b) there is no direct legal authority addressing certain of the issues covered by the discussion of United States Federal Tax Law in the Registration Statement under the heading “Taxation-- United States Federal Income Taxation” and (c) there can be no assurance that any opinion expressed in such discussion will be accepted by the IRS or a court. Our opinion is based on the facts and assumptions set forth in the Registration Statement and this opinion. If any of the facts or assumptions is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

4. The confirmation set forth in this letter (a) deals only with the specific legal issue or issues it explicitly addresses and does not address other matter and (b) does not address the effect of any law (including, but not limited to, public policy reflected therein) other than United States Federal Tax Law.

Subject to the qualifications set forth in this letter, we confirm to you that, although the discussion in the Registration Statement under the heading “Taxation-- United States Federal Income Taxation” does not purport to discuss all possible United States federal income tax consequences of the acquisition, ownership and disposition of the Units, the Subunits, the Ordinary Shares and the Warrants, the statements as to United States Tax Law contained in such discussion (including, but not limited to, the qualifications, uncertainties and risks noted in such discussion) represent our opinion as to the material United States federal income tax consequences of such acquisition, ownership and disposition, subject to the assumptions expressly described in such discussion.

Except as expressly provided herein, we express no opinion with respect to any tax matter set forth in the Registration Statement.

We consent to the use of this letter as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” and “Taxation” in the Prospectus that is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,